Exhibit 10.2

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (this “Agreement”) is made by and between DAN W. MATTHIAS (“Executive”) and MOTHERS WORK, INC. (the “Company”). This Agreement is entered into on September 26, 2008.

WHEREAS, Executive has been employed by the Company in the capacity of Chief Executive Officer under the Second Amended and Restated Employment Agreement by and between the Company and Executive dated March 2, 2007 (the “Employment Agreement”); and

WHEREAS, Executive has served on the Company’s Board of Directors (the “Board”); and

WHEREAS, Executive has announced his intention to retire from employment with the Company; and

WHEREAS, the Company desires to provide for a smooth transition of the position of Chief Executive Officer and for Executive to continue to serve as a Board member, with the title of Non-Executive Chairman; and

WHEREAS, the Company believes it is in the best interests of the Company and its stockholders to enter into this Agreement.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.             Resignation and Transition.

1.1.          Effective on September 30, 2008 (the “Resignation Date”), Executive hereby resigns (i) as an employee of the Company and as its Chief Executive Officer, and (ii) from all other positions Executive currently holds as an employee and officer of the Company or any of its subsidiaries.

1.2.          For the period commencing on the Resignation Date and ending on September 30, 2012 (the “Transition Period”), Executive will remain available to the Company, when and as reasonably requested by the Board or the Company’s Chief Executive Officer, to assist in the transition of Executive’s duties to his successor, and will make himself available to the executive management of the Company with respect to strategic planning, corporate development and other matters as reasonably requested by the Board or the Company’s Chief Executive Officer. The Company will exercise reasonable efforts to schedule the time and place for the performance of such advisory services pursuant to this Section 1.2 so as to not unduly interfere with the Executive’s personal and other professional and employment obligations.

1.3.          Following the Resignation Date, Executive will continue to serve as a Board member and will have the title of Non-Executive Chairman. The Company will exercise reasonable best efforts to cause Executive to be nominated and re-elected to the Board for the period ending on the earlier of the occurrence of a Change in Control (as defined in Section 2.2) or the expiration of the Transition Period.

2.             Payments and Benefits. In connection with the resignation from his position, and in consideration of the Executive’s entering into this Agreement and providing the services described in Section 1, Executive will be entitled to the following:

2.1.          Consideration for Board and Advisory Service. In consideration of Executive’s providing advisory services to the Company pursuant to Section 1.2, and the Executive’s service on the Board pursuant to Section 1.3 during the Transition Period, Executive will be paid an annual retainer of $200,000, payable in bi-weekly installments (the “Retainer”). The Retainer will be the only consideration payable to the Executive for his service on the Board and his performance of advisory services and, therefore, Executive will not receive any meeting fees, equity awards, committee service fees or any other compensation that may be payable to other Board members. If Executive resigns from the Board, declines to stand for re-election to the Board or is removed from the Board for cause (as such term is used in the Company’s By-Laws), Executive’s entitlement to payment pursuant to this Section 2.1 will immediately cease. If the Executive’s service to the Board ceases because Executive is not re-elected or is removed from the Board (other than for cause), the Executive will continue to provide advisory services to the Company pursuant to Section 1.2 and will be entitled to receive the Retainer for the remainder of the Transition Period. In the event of a Change in Control (as defined below in Section 2.2) while Executive remains in service to the Company (whether as a Board member or advisor), the unpaid portion of the Retainer that would otherwise be payable during the remainder of the Transition Period will be accelerated and paid in a single lump sum within 5 business days of such Change in Control. In the event of the Executive’s death while he is in service to the Company (whether as a Board member or advisor), the unpaid portion of the Retainer that would otherwise be payable during the remainder of the Transition Period will be accelerated and paid in a single lump sum to Executive’s designated beneficiary (or, in the absence of a designated beneficiary, Executive’s spouse, or if Executive is unmarried at the time of his death, his estate) within 30 business days of his death.

2.2.          Supplemental Retirement Agreement. The Company and Executive acknowledge and agree that the Supplemental Retirement Agreement by and between the Company and Executive dated March 2, 2007  (the “SERP”) is hereby amended to provide for the payment in the amounts and on the dates indicated below:

Payment Date	Payment Amount
April 1, 2009	$960,000
July 1, 2009	$600,000
January 1, 2010	$300,000
April 1, 2010	$300,000
July 1, 2010	$300,000
October 1, 2010	$300,000
January 1, 2011	$150,000
April 1, 2011	$150,000
July 1, 2011	$150,000
October 1, 2011	$150,000
January 1, 2012	$150,000
April 1, 2012	$150,000
July 1, 2012	$150,000
October 1, 2012	$150,000

(i)            Executive is fully vested in his right to the payments specified in the foregoing schedule. In the event of Executive’s death prior to the payment of all such amounts, any unpaid installments will be paid, at the same time(s) specified in the foregoing schedule, to Executive’s designated beneficiary (or, in the absence of a designated beneficiary, Executive’s spouse, or if Executive is unmarried at the time of his death, his estate). In the event of a Change in Control (as defined below) prior to the payment of all such amounts, any unpaid installments will be accelerated and paid in a single lump sum, within 5 business days following such Change in Control. The parties acknowledge that this amendment is intended to be a transition election permitted under Section 409A of the Internal Revenue Code of 1986, as amended, on or before December 31, 2008.

(ii)           The Trust Agreement for Supplemental Retirement Agreements dated April 27, 2007 (the “Trust”) between the Company and Wachovia Bank (the “Trustee”) will remain in full force and effect, and the Trustee will continue to hold the letter(s) of credit contemplated by the letter dated May 20, 2008 by and among the Executive, Rebecca C. Matthias and the Trustee, while any amounts payable under the SERP remain unpaid. As soon as reasonably practicable, but in any event within 30 days following the Resignation Date, the aggregate amount of such letter(s) of credit attributable to Executive’s SERP accrual will be increased to an amount equal to the sum of the installments listed on the foregoing schedule. Thereafter, such letter(s) of credit will be maintained in an aggregate amount not less than the sum of any then remaining unpaid installments.

(iii)          Executive acknowledges and agrees that the payments described in this Section 2.2 constitute a complete satisfaction of all his rights under the SERP, that no other benefits will accrue to him and no other payments will be made to him in respect of the SERP.

(iv)          For purposes of this Agreement, “Change in Control” will have the meaning given it in the Employment Agreement, except that no event or transaction will constitute a “Change in Control” unless it also constitutes a change in control event within the meaning of Treas. Reg. § 1.409A-3(i)(5) or any successor provision.

2.3.          Fringe Benefits, etc. During the period with respect to which the Retainer is payable, Executive will be entitled to a continuation of the benefits described in Sections 1, 3 and 7 of Schedule A to the Employment Agreement and to reasonable computer and communication support consistent with that now provided. In addition, Executive will be entitled to the health plan continuation coverage rights described in Section 9.3(c)(iii) of the Employment Agreement.

2.4.          Equity Grants. Executive’s service as a Board member or advisor will be counted as service for purposes of the vesting and survival of all equity incentives granted to Executive by the Company prior to the date hereof.

3.             No Additional Benefits. Executive acknowledges and agrees that: (i) the execution of this Agreement and payments made hereunder will constitute satisfaction in full of the Company’s obligations under the Employment Agreement and the SERP; (ii) except as expressly provided herein, Executive’s coverage under any benefit plan, program, policy or arrangement sponsored or maintained by the Company will cease and be terminated as of the Resignation Date, except to the extent provided by Section 4.3; (iii) he has no entitlement under any other severance or similar arrangement maintained by the Company; and (iv) except as otherwise provided specifically in this Agreement, the Company does not and will not have any other liability or obligation to Executive.

4.             Executive’s Release.

4.1.          Executive hereby fully and forever releases and discharges the Company, its parent and subsidiary corporations and each of their predecessors, successors, assigns, stockholders, affiliates, officers, directors, trustees, employees, agents and attorneys, past and present (the Company and each such person or entity is referred to as a “Released Person”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Agreement out of Executive’s employment by the Company or the cessation thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.

4.2.          Executive expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against a Released Person and that he has not assigned any claim against a Released Person. Executive further promises not to initiate a lawsuit or to bring any other claim against the other arising out of or in any way related to Executive’s employment by the Company or the termination of that employment. This Agreement will not prevent Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.

4.3.          The foregoing will not be deemed to release the Company from (i) claims solely to enforce Section 14 of the Employment Agreement, (ii) claims for benefits (not including severance benefits) under the Company’s employee welfare benefit plans and 401(k)

plan, subject to the terms and conditions of those plans, or (iii) claims for indemnification under the Company’s By-Laws.

5.             Company Release.

5.1.          The Company hereby fully and forever releases and discharges the Executive and his executors, administrators and heirs from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Agreement out of Executive’s service to the Company or the cessation thereof.

5.2.          The Company expressly represents that it has not filed a lawsuit or initiated any other administrative proceeding against Executive and that it has not assigned any claim against Executive. The Company further promises not to initiate a lawsuit or to bring any other claim against Executive arising out of or in any way related to Executive’s service to the Company or the termination thereof.

5.3.          The foregoing will not be deemed to release Executive from claims (i) to enforce Sections 7, 8 and 21 of the Employment Agreement, (ii) arising from acts or omissions by Executive that would constitute a crime, or (iii) that are not known to any member of the Board or executive management, other than Executive or Rebecca Matthias (provided that a claim will be deemed known if the basis for each material element of the claim could have been ascertained by the Board or executive management, other than Executive or Rebecca Matthias, prior to the date hereof upon reasonable inquiry).

6.             Restrictive Covenants. Executive acknowledges that the restrictive covenants contained in Section 7, 8 and 21 of the Employment Agreement, as amended by this Section 6, will survive the termination of his employment and service on the Board. Executive affirms that those restrictive covenants are reasonable and necessary to protect the legitimate interests of the Company, that he received adequate consideration in exchange for agreeing to those restrictions and that he will abide by those restrictions. The Company and Executive acknowledge and agree that the term “Restricted Period,” as used in the Employment Agreement, will hereafter be construed to mean the period of Executive’s service to the Company in any capacity (including service as a Board member or advisor) and the two-year period following the cessation of that service.

7.             Non-Disparagement. Executive will not disparage any Released Person or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of any Released Person. Similarly, the Company (meaning, solely for this purpose, the executive officers and directors of the Company and other persons authorized to make official communications on behalf of the Company) will not disparage Executive or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of Executive. Notwithstanding the foregoing, in no event will any legally required disclosure or action be deemed to violate this paragraph, regardless of the content of such disclosure or the nature of such action.

8.             Cooperation. Executive further agrees that, subject to reimbursement of his reasonable expenses, he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which Executive was in any way involved during his employment with the Company. Executive will render such cooperation in a timely manner on reasonable notice from the Company, provided that the Company will attempt to limit the need for Executive’s cooperation under this paragraph so as not to unduly interfere with his other personal and professional or employment commitments.

9.             Rescission Right. Executive expressly acknowledges and recites that (i) he has read and understands the terms of this Agreement in its entirety, (ii) he has entered into this Agreement knowingly and voluntarily, without any duress or coercion; (iii) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Agreement before signing it; (iv) he was provided 21 calendar days after receipt of the Agreement to consider its terms before signing it; and (v) he is provided 7 calendar days from the date of signing to terminate and revoke this Agreement, in which case this Agreement will be unenforceable, null and void. Executive may revoke this Agreement during those 7 days by providing written notice of revocation to the Company at the address specified in Section 16 of the Employment Agreement.

10.           Miscellaneous.

10.1.        Tax Withholding. All payments (or transfers of property) to Executive will be subject to tax withholding in accordance with applicable law.

10.2.        No Admission of Liability. This Agreement is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to Executive. There have been no such violations, and the Company specifically denies any such violations.

10.3.        Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

10.4.        Entire Agreement; Amendments. Except as otherwise provided herein, this Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

10.5.        Governing Law. This Agreement will be governed by, and enforced in accordance with, the laws of the State of Delaware, without regard to the application of the principles of conflicts of laws.

10.6.        Successors and Assigns. This Agreement shall inure to the benefits of and be binding upon the Company and the Executive and their respective successors, executors, administrators, heirs and assigns, except that the parties obligations hereunder may not be assigned without the prior written consent of the other party. Notwithstanding the foregoing, without the Executive’s consent, the Company may assign its benefits and rights under the restrictive covenants contained in Section 7, 8 and 21 of the Employment Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

10.7.        Counterparts and Facsimiles. This Agreement may be executed, including execution by facsimile signature, in multiple counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement, in each case on the date first indicated above.

MOTHERS WORK, INC.

By:	/s/ Edward M. Krell

Name & Title:	Edward M. Krell
Chief Operating Officer

DAN W. MATTHIAS

/s/ Dan W. Matthias